UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE OMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule §240.14a-12

URSTADT BIDDLE PROPERTIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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URSTADT BIDDLE PROPERTIES INC.

321 RAILROAD AVENUE

GREENWICH, CONNECTICUT 06830

_________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 9, 2010

_________________________

Notice is hereby given that the Annual Meeting of Stockholders of Urstadt Biddle Properties Inc. will be held at 2:00 p.m. on Tuesday, March 9, 2010 at Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, New York 10573 for the following purposes:

1.	To elect three Directors to serve for three years;
2.	To ratify the appointment of PKF as the independent registered public accounting firm of the Company for one year;
3.	To amend the Company’s Dividend Reinvestment and Share Purchase Plan;
4.	To amend the Company’s Restricted Stock Award Plan; and
5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record as of the close of business on January 25, 2010 are entitled to notice of and to vote at the Meeting.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON,

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

By Order of the Directors

THOMAS D. MYERS

Secretary

February ___, 2010

URSTADT BIDDLE PROPERTIES INC.

321 RAILROAD AVENUE

GREENWICH, CONNECTICUT 06830

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held on March 9, 2010

This proxy statement is furnished to stockholders of Urstadt Biddle Properties Inc., a Maryland corporation (hereinafter called the “Company”), in connection with the solicitation of proxies on behalf of the Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 2:00 p.m. on March 9, 2010 at Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, New York 10573, for the purposes set forth in the Notice of Meeting.

Holders of record of Class A Common Shares and Common Shares of the Company as of the close of business on the record date, January 25, 2010, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Class A Common Shares and Common Shares constitute the only classes of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote and each Class A Common Share entitles the holder thereof to 1/20 of one vote. At the close of business on January 25, 2010, there were _____________ Class A Common Shares issued and outstanding and ______________ Common Shares issued and outstanding.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted as follows:

•	FOR the election of the three Directors;
•	FOR the ratification of the appointment of PKF, Certified Public Accountants, A Professional Corporation, as the Company’s independent registered public accounting firm for the ensuing fiscal year;
•	FOR the amendment of the Company’s Dividend Reinvestment and Share Purchase Plan;
•	FOR the amendment of the Company’s Restricted Stock Award Plan; and
•	as to any other matter that may properly come before the Meeting, in the named proxies’ discretion to the extent permitted under relevant laws and regulations.

To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Persons who hold shares in “street name” through a broker or other nominee must follow the instructions provided by the broker or nominee to vote the shares.

The Annual Report to stockholders for the Company’s fiscal year ended October 31, 2009 has been mailed with or prior to this proxy statement. This proxy statement and the enclosed proxy were mailed to stockholders on or about February   , 2010. The principal executive offices of the Company are located at 321 Railroad Avenue, Greenwich, Connecticut 06830 (telephone: 203-863-8200; fax: 203-861-6755).

Important Notice Regarding Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on March 9, 2010

This Proxy Statement and the Annual Report to Shareholders are available at

http://www1.snl.com/IRWebLinkX/GenPage.aspx?IID=4078030&gkp=203145

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to Section 6.2 of the Company’s Articles of Incorporation, the Directors are divided into three classes designated Class I, Class II and Class III, each serving three-year terms. Three Directors, comprising Class I, are to be elected at the Meeting. Messrs. Willing L. Biddle, E. Virgil Conway and Robert J. Mueller have been nominated by the Board of Directors for election as Directors to hold office until the year 2013 Annual Meeting and until their successors have been elected and shall qualify. The continuing Directors comprising Class II are Messrs. Peter Herrick, Charles D. Urstadt and George J. Vojta, whose terms expire at the 2011 Annual Meeting. The continuing Directors comprising Class III are Messrs. Kevin J. Bannon, Robert R. Douglass, George H.C. Lawrence and Charles J. Urstadt, whose terms expire at the 2012 Annual Meeting.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the three nominees during the last five years has been furnished to the Company by such nominee.

Willing L. Biddle, age 48, has served as a Director of the Company since 1997 and as President and Chief Operating Officer of the Company since December 1996. Previously, Mr. Biddle served the Company in other executive capacities: Executive Vice President (March 1996–December 1996); Senior Vice President — Management (1995–1996); and Vice President — Retail (1993–1995). Mr. Biddle formerly served as an Advisory Director of the Putnam Trust Company (2002–2008).

E. Virgil Conway, age 80, has served as a Director of the Company since 1989. Mr. Conway currently is Chairman of Rittenhouse Advisors, LLC. He also serves as Vice Chairman of The Academy of Political Science, as Director of License Monitor, Inc. and as a Member of the New York State Thruway Authority. Previously, Mr. Conway served as Trustee, Phoenix Mutual Funds (1992–2008); Trustee, Consolidated Edison Company of New York, Inc. (1970–2002); Director, Union Pacific Corporation (1978–2002); Trustee, Atlantic Mutual Insurance Company (1974–2002); Director, Centennial Insurance Company (1974–2002); Chairman, Metropolitan Transportation Authority (1995–2001); Chairman, Financial Accounting Standards Advisory Council (1992–1995); and Chairman and Director of The Seamen’s Bank for Savings, FSB (1969–1989). Mr. Conway is an Honorary Trustee of Josiah Macy Foundation, Trustee Emeritus of Pace University and Trustee Emeritus of Colgate University.

Robert J. Mueller, age 68, has served as a Director of the Company since 2004. Mr. Mueller previously served as Senior Executive Vice President of The Bank of New York (1991–2004) and as Executive Vice President of The Bank of New York (1989–1991). From 1992 to 1998, Mr. Mueller served as Chief Credit Policy Officer of The Bank of New York with responsibilities as head of worldwide risk management. From 1998 to 2004, his responsibilities included the bank’s global trading operations, commercial real estate lending, regional commercial banking, community development, residential mortgage lending and equipment leasing. He was a member of the bank’s Senior Planning Committee. Mr. Mueller currently serves on the Boards of the Community Preservation Corp., the Borough of Manhattan Community College Fund and Danita Container, Inc. He is an Advisory Board Member of Neighborhood Housing Services of New York, Inc. and a member of Battery Park City Authority.

At the Annual Meeting, the stockholders of the Company will be requested to elect three Directors, comprising Class I. The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by proxy, subject to quorum requirements, will be required to elect a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class II Directors with Terms Expiring in 2011

Peter Herrick, age 82, has been a Director of the Company since 1990. Mr. Herrick previously served as Vice Chairman of The Bank of New York (1990–1992) and as President and Chief Operating Officer of The Bank of New York (1982–1991). Mr. Herrick also served as President and Director of The Bank of New York Company, Inc. (1984–1992). Mr. Herrick is a former member of the New York State Banking Board (1990–1993) and served as a Director of MasterCard International (1985–1992) and BNY Hamilton Funds, Inc. (1992–1999).

Charles D. Urstadt, age 50, has been a Director of the Company since 1997. Mr. Urstadt currently is Managing Director of Urstadt Real Estate (a real estate consulting and brokerage firm) and President and Director of Urstadt Property Company, Inc. (a real estate investment corporation). He also serves as a Consulting Director of Halstead Property LLC and Director, Miami Design Preservation League. Mr. Urstadt previously served as Executive Director of Sales, Halstead Property LLC (2007–2009); Executive Vice President, Brown Harris Stevens, LLC (1992–2001); Publisher, New York Construction News (1984–1992); Member, Board of Consultants of the Company (1991–1997); Director, Friends of Channel 13 (1992–2001); Board Member, New York State Board for Historic Preservation (1996–2002); President and Director, East Side Association (1994–1997); and Director, New York Building Congress (1988–1992).

George J. Vojta, age 74, has been a Director of the Company since 1999. Mr. Vojta previously served as Vice Chairman and Director of Bankers Trust Company (1992–1998) and Executive Vice President of Bankers Trust Company (1984–1992). Currently, Mr. Vojta maintains the following affiliations: Member, New York State Banking Board; Director, Private Export Funding Corporation; Chairman, Wharton Financial Institutions Center; Chairman, The Westchester Group, LLC; Member, Council on Foreign Relations; Chairman, E Standards Forum/Financial Standards Foundation; Founding Chairman, Yale Center for Corporate Governance and Performance; Member, Advisory Board, Yale School of Management; Director, International Executive Service Corps.; Director, Center for International Private Enterprise; Director, Cynosure, Inc.; Director, Sumitomo Derivative Products; Advisor, Anahuac del Sur Business School — Mexico City and Kozminsky Academy — Poland; Council for Economic Stability — Argentina; Visiting Fellow, Emory University; and Director, Asur Corporation — Mexico City.

Class III Directors with Terms Expiring in 2012

Kevin J. Bannon, age 57, has been a Director of the Company since September 2008. Mr. Bannon currently is a Managing Director and Chief Investment Officer of Highmount Capital in New York. Between 1993 and 2007, Mr. Bannon served as Executive Vice President and Chief Investment Officer of The Bank of New York. Mr. Bannon currently serves as a Director of the Prudential Retail Mutual Funds, as Chairman of the Investment Committee of the BNY Mezzanine Partners Fund and as Vice President and a Director of the Boys and Girls Clubs of Northern Westchester. Previously, Mr. Bannon served as President, BNY Hamilton Funds (2003–2007); Trustee, Regis High School (1997–2003); and Director, Shorewood Packaging Corporation (1992–2000).

Robert R. Douglass, age 78, is Vice-Chairman of the Board of Directors and has served as a Director of the Company since 1991. Currently, Mr. Douglass is of Counsel to Milbank, Tweed, Hadley and McCloy, attorneys. He also serves as Chairman of the Downtown Lower Manhattan Association; Chairman of the Alliance for Downtown New York and as a Director of the Lower Manhattan Development Corporation. Mr. Douglass recently served as Chairman and Director of Clearstream International (2000–2004) and Chairman and Director of Cedel International (1994–2002). Mr. Douglass served as Vice Chairman and Director of The Chase Manhattan Corporation (1985–1993) and as Executive Vice President, General Counsel and Secretary of The Chase Manhattan Corporation (1976–1985). Mr. Douglass is a former Trustee of Dartmouth College (1983–1993).

George H.C. Lawrence, age 72, has served as a Director of the Company since 1988. Mr. Lawrence currently serves as President and Chief Executive Officer of Lawrence Properties, Inc. (since 1970). Mr. Lawrence is an Honorary Trustee of Sarah Lawrence College and serves as a Director of the Westchester County Association, as Chairman and Director of Kensico Cemetery and as a member of the Board of Trustees of Indian River Hospital District.

Charles J. Urstadt, age 81, has served as a Director of the Company since 1975, as Chairman of the Board of Directors since 1986 and as Chief Executive Officer since 1989. Mr. Urstadt also serves as Chairman and Director, Urstadt Property Company, Inc. (a real estate investment corporation); Vice Chairman, Battery Park City Authority; Trustee, Historic Hudson Valley; and Director, Lawrence Hospital. He is a Retired Director of Putnam Trust Company, Trustee Emeritus of Pace University and Retired Trustee of TIAA–CREF. Mr. Urstadt is the father of Charles D. Urstadt, a Director of the Company, and the father-in-law of Willing L. Biddle, the Company’s President.

Executive Officers who are not Directors

Thomas D. Myers, age 58, has served the Company as Executive Vice President, Chief Legal Officer and Secretary since March 2009. Mr. Myers has served as Chief Legal Officer since September 2008 and as Secretary since 1999. Previously, Mr. Myers served the Company as Senior Vice President (2003–2009), Co-Counsel (2007–2008), Vice President (1995–2003) and as Associate Counsel (1995–2006).

John T. Hayes, age 43, has served the Company as Senior Vice President, Chief Financial Officer and Treasurer since July 2008. Mr. Hayes served the Company as Vice President and Controller from March 2007 to June 2008. Prior to joining the Company, he served as Corporate Controller for Laundry Capital, LLC (2003–2007). Previously, Mr. Hayes practiced public accounting for 10 years.

CORPORATE GOVERNANCE AND BOARD MATTERS

Urstadt Biddle Properties Inc. is committed to maintaining sound corporate governance principles. The Board of Directors has approved formal Corporate Governance Guidelines which are available on the Company’s website at http://www.ubproperties.com. Together with the bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). The Board requires that at least a majority of its Directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its Directors, including information provided to the Company by the Directors. Based upon its review, the Board of Directors determined that all of its Directors, other than Messrs. Charles J. Urstadt, Charles D. Urstadt and Willing L. Biddle, are independent, consistent with the Corporate Governance Guidelines.

Committees of the Board of Directors and Certain Meetings

During the fiscal year ended October 31, 2009, the Board of Directors held five meetings. The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. Each Director attended all of meetings held during the fiscal year by the Directors and by all committees of which such Director is a member.

The Audit Committee consists of four non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Audit Committee held five meetings during the fiscal year ended October 31, 2009. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Committee’s primary duties are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls over financial reporting;
•	monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing;
•	monitor the independence and performance of the Company’s independent auditor and internal auditing function;
•	provide an avenue of communication among the Board, the independent auditor, management and persons responsible for the internal audit function; and
•	prepare the annual disclosures required of the Committee by Item 407 of Regulation S-K.

The Board of Directors has approved a written charter for the Audit Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. The Audit Committee has sole authority to appoint, retain, oversee and, when appropriate, terminate the independent auditor of the Company. The Committee reviews with management and the independent auditor the Company’s quarterly financial statements and internal accounting procedures and controls, and reviews with the independent auditor the scope and results of the auditing engagement. Messrs. Kevin J. Bannon, Peter Herrick, Robert J. Mueller and George J. Vojta are the current members of the Audit Committee. The Board of Directors has determined that Mr. Robert J. Mueller, Chair of the Committee, meets the standards of an “Audit Committee Financial Expert” as that term is defined under Item 407(d) of Regulation S-K.

The Compensation Committee consists of three non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Compensation Committee held one meeting during the fiscal year ended October 31, 2009. Key responsibilities of the Compensation Committee include:

•	reviewing the Company’s overall compensation strategy to assure that it promotes shareholder interests and supports the Company’s strategic objectives;
•

reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing the compensation of the Company’s Chief Executive Officer;

•	reviewing and recommending to the Board compensation for Directors and non-CEO executive officers;
•	administering the Company’s Stock Option Plan and Restricted Stock Plan and approving bonus or cash incentive plans used to compensate officers and other employees; and
•

reviewing and discussing with management the Compensation Discussion and Analysis required by Item 402 of Regulation S-K and preparing the disclosures required of the Committee by Item 407 of Regulation S-K in accordance with applicable rules and regulations.

The Board of Directors has approved a written charter for the Compensation Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. Messrs. E. Virgil Conway (Chair), Robert R. Douglass and George H.C. Lawrence are the current members of the Compensation Committee.

The Executive Committee, consisting of four Directors, held one meeting during the fiscal year ended October 31, 2009. In general, the Executive Committee may exercise such powers of the Directors between meetings of the Directors as may be delegated to it by the Directors (except for certain powers of the Directors which may not be delegated). Messrs. Willing L. Biddle, Peter Herrick, Charles D. Urstadt and Charles J. Urstadt are the current members of the Executive Committee.

The Nominating and Corporate Governance Committee (“Governance Committee”) consists of seven non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Governance Committee held one meeting during the fiscal year ended October 31, 2009. The principal responsibilities of the Governance Committee are to:

•	establish criteria for Board membership and selection of new Directors;
•	recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new Directors;
•

develop, recommend and periodically review a set of corporate governance principles and evaluate compliance by management and the Board with those principles and the Company’s Code of Business Conduct and Ethics; and

•	develop and periodically review succession planning for the Chief Executive Officer, with the assistance of the Chief Executive Officer and other members of the Board.

The Corporate Governance Guidelines include the Director Candidate Guidelines recommended by the

Governance Committee and approved by the Board of Directors, which set forth the minimum qualifications and additional considerations that the Governance Committee uses in evaluating candidates for election to the Board. The Director Candidate Guidelines include the following minimum qualifications:

•	a candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;
•

a candidate’s willingness and ability to participate fully in Board activities, including active membership and attendance at Board meetings and participation on at least one committee of the Board; and

•	a candidate’s willingness to represent the best interests of all of the Company’s shareholders and not just a particular constituency.

The Board has not adopted a numerical limit on the number of public company boards on which its Directors may serve; however, the Committee will consider the demands on a candidate’s time in selecting nominees. In addition, the Committee will take into consideration such other factors as it deems appropriate, including:

•	a candidate’s experience in real estate, business, finance, accounting rules and practices, law and public relations;
•	the appropriate size and diversity of the Company’s Board of Directors;
•	the needs of the Company with respect to the particular talents and experience of its Directors and the interplay of the candidate’s experience with that of other Board members; and
•	a candidate’s judgment, skill and experience with businesses and organizations comparable to the Company.

The Company requires that at least a majority of its Directors satisfy the independence criteria established by the New York Stock Exchange and any applicable SEC rules, as they may be amended from time to time. In addition, the Committee will consider the financial literacy and financial background of nominees to ensure that the Board has at least one “audit committee financial expert” on the Audit Committee and that Board members who might serve on the Audit Committee satisfy the financial literacy requirements of the NYSE. The Committee believes it appropriate for at least one key member of the Company’s management to participate as a member of the Board.

Shareholders can suggest qualified candidates for Director by writing to the Company’s corporate secretary at 321 Railroad Avenue, Greenwich, CT 06830. Submissions timely received (as described under “Other Matters” on page 33) and which comply with the criteria outlined in the preceding paragraphs, will be forwarded to the Chairperson of the Nominating and Corporate Governance Committee for review and consideration. The Committee does not intend to evaluate such nominees any differently than other nominees to the Board.

The Board of Directors has approved a written charter for the Governance Committee, the text of which may be viewed on the Company’s website at http://www.ubproperties.com. Messrs. Kevin J. Bannon, E. Virgil Conway, Robert R. Douglass (Chair), Peter Herrick, George H. C. Lawrence, Robert J. Mueller and George J. Vojta are the current members of the Governance Committee.

In the fiscal year ended October 31, 2009, the non-management Directors of the Company met once in executive session. Mr. Robert Douglass, Chair of the Nominating and Corporate Governance Committee, presided over the meeting.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

PKF, Certified Public Accountants, A Professional Corporation (“PKF”) provided auditing and other professional services to the Company during the fiscal year ended October 31, 2009.

The Audit Committee has appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. Representatives of PKF will be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives also will be available to respond to appropriate questions.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to ratify the appointment of PKF as the independent registered public accounting firm of the Company. If the stockholders do not ratify the appointment of PKF, the Audit Committee will reconsider whether or not to retain PKF as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2010.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PKF

AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3

AMENDMENT OF THE DIVIDEND REINVESTMENT

AND SHARE PURCHASE PLAN

The Company first adopted the Dividend Reinvestment and Share Purchase Plan (the “DRIP Plan”) in 1982 and registered 500,000 shares of Common Stock for issuance under the DRIP Plan. The principal purpose of the DRIP Plan is to provide all holders of Class A Common Shares and Common Shares with a convenient and economical way to purchase additional Class A Common Shares and Common Shares, respectively, without the payment of brokerage commissions or service charges. In 1994, the Board of Directors of the Company approved an increase in the number of shares to be authorized under the DRIP Plan and registered an additional 250,000 shares of Common Stock for issuance under the DRIP Plan. Following the creation of the Class A Common Stock in 1998, the Board approved and registered 250,000 shares of Class A Common Stock for issuance under the DRIP Plan and in 2004 approved and registered an additional 400,000 shares each of Class A Common Stock and Common Stock.

As of January 8, 2010, there remained 455,163 Class A Common Shares and 74,129 Common Shares available for issuance under the DRIP Plan.

As a result of increased demand for participation in the DRIP Plan by holders of Common Shares, the Board of Directors has approved an amendment to the DRIP Plan, subject to approval of the stockholders, to increase the number of shares registered for issuance under the DRIP Plan by an additional 400,000 Common Shares.

Set forth below is a summary of the principal provisions of the DRIP Plan.

Summary of the Dividend Reinvestment and Share Purchase Plan

Reinvestment of Dividends.           Participants may reinvest cash dividends on all Class A Common Shares or Common Shares registered in their names in additional Class A Common Shares or Common Shares, as applicable. Participants also may reinvest cash dividends on less than all Class A Common Shares and Common Shares registered in their names in additional Class A Common Shares and Common Shares, respectively, and continue to receive cash dividends on the remaining Class A Common Shares and Common Shares. The reinvestment of dividends is made on the date when the dividend becomes payable (“Date of Purchase”). Participants become owners of Class A Common Shares or Common Shares purchased under the DRIP Plan as of the Date of Purchase. The price of Class A Common Shares or Common Shares purchased from the Company with participants’ reinvested cash dividends (the “Purchase Price”) is determined by the higher of (x) 95% of the closing price of the Class A Common Shares or Common Shares, as applicable, on the dividend payment date or (y) 100% of the average of the daily high and low sales prices of the Class A Common Shares or Common Shares, as applicable, for the period of five trading days ending on the dividend payment date (in each case as reported on the New York Stock Exchange Composite Tape). If there is no trading in the Class A Common Shares or the Common Shares on the NYSE for a substantial amount of time during any trading day in the five-day period, or if reporting on the New York Stock Exchange Composite Tape is subject to reporting error, the applicable Purchase Price will be determined by the Company on the basis of such market quotations as the Company and the agent who administers the DRIP Plan deem appropriate. Should daily high and low prices of the Class A Common Shares or Common Shares no longer be reported for the New York Stock Exchange-Composite Transactions, then the Company, upon consultation with the Agent, will identify such other public reports or sources as the Company deems appropriate to obtain daily trading prices of its Class A Common Shares and Common Shares. Holders of Class A Common Shares and Common Shares who do not choose to participate in the DRIP Plan receive cash dividends, as declared.

Source of Class A Common Shares and Common Shares and Use of Funds.       Class A Common Shares and Common Shares purchased under the DRIP Plan come from authorized, but unissued Class A Common Shares and Common Shares of the Company. Class A Common Shares and Common Shares will not be purchased in the open market. Since shares will be purchased from the Company, the Company will receive additional funds to make investments in real estate and for other purposes.

Administration of the DRIP Plan.  The Bank of New York Mellon (the “Agent”) administers the DRIP Plan for participants, keeps records, sends statements of account to participants after each purchase and performs other duties relating to the DRIP Plan.  The Agent purchases Class A Common Shares or Common Shares from the Company, as agent for the participants in the DRIP Plan and credits the shares to the accounts of the individual participants.  All costs of administration of the DRIP Plan are paid by the Company.  There are no brokerage fees for purchase of Class A Common Shares or Common Shares because shares are purchased directly from the Company.  However, if a participant requests the Agent to sell shares in the event of the participant’s withdrawal from the DRIP Plan, the Agent deducts any brokerage commissions and transfer taxes incurred.  Also, brokers and nominees may impose charges or fees in connection with their handling of participation in the DRIP Plan by nominee and fiduciary accounts.

Certain Federal Income Tax Consequences.  The following summary discusses only certain U.S. federal income tax considerations relating to the ownership of Class A Common or Common Shares and participation in the DRIP Plan.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder, as in effect on the date hereof.  The Company has not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below.  There can be no assurance that the IRS will not take positions concerning the tax consequences relating to participation in the DRIP Plan that are different from those discussed below.  This summary is for general information only, and does not address the tax treatment of holders of Class A Common or Common Shares who are subject to special tax rules, including, without limitation, dealers in securities, insurance companies, banks, partnerships or other pass through entities (or investors in such entities), tax-exempt entities or qualified pension and profit-sharing plans.  Holders of Class A Common or Common Shares are advised to consult their own tax advisers as to the U.S., state, local and other tax consequences of the ownership of Class A Common or Common Shares and participation in the DRIP Plan.

Generally, for U.S. federal income tax purposes, distributions paid by the Company which are reinvested in additional Class A Common Shares or Common Shares are treated in the same manner as cash distributions.  Distributions that are designated as capital gain dividends are taxable as long-term capital gain to the extent of the Company’s net capital gain for the year, regardless of how long the participant has held the underlying shares.  Distributions other than capital gain dividends generally are taxable as ordinary income to the extent of the Company’s current and accumulated earnings and profits.  To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions constitute nontaxable returns of capital to the extent of the participant’s tax basis in the shares with respect to which the distributions are paid and the balance of such distributions constitute taxable gain.  The participant’s tax basis in shares generally will equal the amount that the participant paid for such shares.

Participants will recognize gain or loss upon a sale, redemption or other taxable disposition of Class A Common Shares or Common Shares, as and when shares are sold either by the participant or by the Agent at the participant’s request when the participant withdraws from the DRIP Plan or when the participant receives a cash payment for a fractional share credited to the participant’s account upon withdrawal from or termination of the DRIP Plan.  Such gain or loss generally is measured by the difference between the amount realized on the taxable disposition of the shares and the participant’s basis in such shares.  In general, capital gain realized by a U.S. individual on a taxable disposition of Class A Common Shares or Common Shares that are held (i) for one year or less will be treated as short-term capital gain taxable at ordinary income rates, or (ii) for more than one year will be taxable at the applicable long-term capital gains rate.  For corporations, capital gains are generally taxed at the same rate as ordinary income.

In general, capital losses realized by a corporate holder of Class A Common or Common Shares on a taxable disposition of Class A Common or Common Shares are deductible only against capital gains.  A noncorporate holder of Class A Common or Common Shares is subject to a similar rule, except that he or she may deduct up to $3,000 of excess capital losses against ordinary income each year.  The net capital losses of a corporate holder of Class A Common or Common Shares not allowed in the year realized generally may be carried back three years and carried forward five years from the loss year.  The capital losses of a noncorporate holder of Class A Common or Common Shares may not be carried back, but such losses may be carried forward indefinitely.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to amend the DRIP Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE AMENDMENT OF THE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

PROPOSAL 4

AMENDMENT OF THE RESTRICTED STOCK AWARD PLAN

The Company first established a Restricted Stock Award Plan in 1997. In 2002, the shareholders of the Company approved an Amended and Restated Restricted Stock Award Plan (the "Plan") and approved further amendments to the Plan in 2004, 2006 and 2008, which amendments, among other things, increased the maximum number of shares available for issuance under the Plan to 2,350,000 shares of which 350,000 shares are Class A Common Stock, 350,000 shares are Common Stock, and 1,650,000 shares, at the discretion of the Compensation Committee administering the Plan, may be any combination of Class A Common Stock or Common Stock. The principal purpose of the Plan is to promote the long-term growth of the Company by attracting, retaining, and motivating Directors and key management personnel possessing outstanding ability and to further align the interests of such personnel with those of the Company's stockholders through stock ownership opportunities. Pursuant to the Plan, Directors and management personnel of the Company, selected by the Compensation Committee, may be issued restricted stock awards. As of January 8, 2010, restricted stock awards representing 600,300 shares of Class A Common Stock and 1,650,150 shares of Common Stock had been issued under the Plan and there remained 99,550 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock and Common Stock as future restricted stock awards.

To be able to continue to attract, retain and motivate qualified individuals as Directors and officers of the Company, the Board of Directors has approved, subject to stockholder approval, an amendment to the Plan that would further increase the maximum number of shares of restricted stock available for issuance thereunder by 300,000 shares from 2,350,000 common shares (as noted above, 350,000 shares each of Class A Common Stock and Common Stock and 1,650,000 shares which, at the discretion of the Compensation Committee administering the Plan, may be awarded in any combination of Class A Common Stock or Common Stock) to 2,650,000 common shares, of which 350,000 shares will be Class A Common Stock, 350,000 shares will be Common Stock and 1,950,000 shares, at the discretion of the Compensation Committee administering the Plan, will be any combination of Class A Common Stock or Common Stock.

Set forth below is a summary of the principal provisions of the Plan.

Summary of the Restricted Stock Award Plan

Grant of Restricted Stock Awards. If Proposal 4 is approved, the Compensation Committee would be authorized to grant an additional 300,000 shares of restricted stock aggregating 2,650,000 common shares (350,000 shares each of Class A Common Stock and Common Stock and 1,950,000 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock or Common Stock). At present, only 99,550 shares remain available for issuance under the Plan. The participants eligible to receive the restricted stock awards are management personnel selected by the Compensation Committee, in its discretion, who are considered to have significant responsibility for the growth and profitability of the Company, and Directors.

Principal Terms and Conditions of Restricted Stock Awards. Each restricted stock award will be evidenced by a written agreement, executed by both the relevant participant and the Company, setting forth all the terms and conditions applicable to such award as determined by the Compensation Committee. These terms and conditions will include:

•	the length of the restricted period of the award;

•	the restrictions applicable to the award including, without limitation, the employment or retirement status rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and

•	the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period.

Lapse of Restrictions. If a participant’s status as an employee or non-employee Director of the Company is terminated by reason of death or disability, the restrictions will lapse on such date. If such status as an employee or non-employee Director is terminated prior to the lapse of the restricted period by reason of retirement, the restricted period will continue as if the participant had remained in the employment of the Company; provided, however, that if the retired participant accepts employment or provides services during the restricted period to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in the New York, Northern New Jersey, Long Island, NY-NJ-CT Metropolitan Statistical Area, the participant will forfeit all unvested restricted shares. Shares of restricted stock that are forfeited become available again for issuance under the Plan. If a participant’s status as an employee or Director terminates for any other reason, the participant will forfeit any outstanding restricted stock awards. The Compensation Committee has the authority to accelerate the time at which the restrictions may lapse whenever it considers that such action is in the best interests of the Company and of its stockholders, whether by reason of changes in tax laws, a “change in control” as defined in the Plan or otherwise.

Tax Consequences. The Company is required to withhold income and payroll taxes to comply with federal and state laws applicable to the value of restricted shares when such shares are no longer subject to a substantial risk of forfeiture. Upon the lapse of the applicable forfeiture restrictions, the value of the restricted stock will be taxable to the relevant participant as ordinary income and deductible by the Company.

Adjustments to the Plan. If the Company subdivides or combines its outstanding shares of Class A Common Stock or Common Stock into a greater or lesser number of shares or if the Compensation Committee determines that a stock dividend, reclassification, business combination, exchange of shares, warrants or rights offering to purchase shares or other similar event affects the shares of the Company such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, the Compensation Committee, in its discretion, may make adjustments that it deems to be equitable and appropriate to the number and class of shares that may be awarded and the number and class of shares subject to outstanding awards under the Plan.

Information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2009 can be found in the table titled “Outstanding Equity Awards at Fiscal Year-End” on page 23. Information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2009 is set forth in the table titled “Option Exercises and Stock Vested” on page 24. Information about grants made under the Plan to each of the named executive officers in the fiscal year ended October 31, 2009 is set forth in the table titled “Grants of Plan-Based Awards” on page 22. Information about grants made to date in the current fiscal year is set forth on pages 19-20. The amount of specific future awards that may be made under the Plan and the value of such awards are not determinable at this time.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to amend the Restricted Stock Award Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE RESTRICTED STOCK AWARD PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of January 8, 2010 available to the Company with respect to the shares of the Company (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of the Class A Common Shares and Common Shares then outstanding and (ii) held by each of the Directors, each of the executive officers named in the Summary Compensation Table below, and by all of the Directors and such executive officers as a group:

5% BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class	Class A Common Shares Beneficially Owned	Percent of Class
Charles J. Urstadt Urstadt Biddle Properties Inc. 321 Railroad Ave. Greenwich, CT 06830	3,363,286 (1)	40.0%	298,725 (2)	1.6%
Willing L. Biddle Urstadt Biddle Properties Inc. 321 Railroad Ave. Greenwich, CT 06830	1,881,992 (3)	22.4%	179,230 (4)	1.0%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	—	—	1,765,041 (5)	9.6%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	—	—	1,420,465 (6)	7.8%
Wellington Management, LLP 75 State Street Boston, MA 02109	417,756 (7)	5.0%	—	—

______________

(1)

Of these shares, 549,713 are owned by Urstadt Property Company, Inc. (“UPCO”), a Delaware corporation of which Mr. Urstadt is the chairman, a director and a principal stockholder, 880,620 are owned by Urstadt Realty Shares II L.P. (“URS II”), a Delaware limited partnership of which Mr. Urstadt is the limited partner and UPCO is the general partner, 1,901,006 shares are owned by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership of which UPCO is the general partner and Mr. Urstadt, Elinor Urstadt (Mr. Urstadt’s wife), the Catherine U. Biddle Irrevocable Trust and the Charles D. Urstadt Irrevocable Trust (for each of which trusts Mr. Urstadt is the sole trustee) are the limited partners, 21,300 shares are owned by Elinor Urstadt and 10,647 shares are held by two trusts established under the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plans of 2000 and 2005 (the “Compensation Plan Trusts”).

(2)

Of these shares, 41,425 shares are owned by URACO, 19,750 shares are owned by Elinor Urstadt, Mr. Urstadt’s wife, 10,000 shares are owned by UPCO and 100,000 shares are owned by the Urstadt Conservation Foundation (the “Conservation Foundation”), of which Mr. Urstadt and his wife, Elinor Urstadt, are the sole trustees. Mr. Urstadt disclaims beneficial ownership of any shares held by the Conservation Foundation.

(3)

Of these shares, 4,391 shares are held by the Compensation Plan Trusts, 2,307 shares are owned by the Willing L. Biddle IRA, 21,951 shares are owned beneficially and of record by Catherine U. Biddle, Mr. Biddle’s wife, 555 shares are owned by the Catherine U. Biddle IRA, 1,070 shares are owned by the Charles and Phoebe Biddle Trust UAD 12/20/93, of which Mr. Biddle and Charles J. Urstadt are the sole trustees, for the benefit of the issue of Mr. Biddle, and 5,163 shares are owned by the P.T. Biddle (Deceased) IRA for the benefit of Mr. Biddle.

(4)	Of these shares, 4,475 shares are owned beneficially and of record by Catherine U. Biddle and 555 shares are owned by the Catherine U. Biddle IRA.
(5)

According to a Schedule 13G filed with the SEC on February 5, 2009 for the year ended December 31, 2008, Barclays Global Investors, NA. (“Barclays”), Barclays Global Fund Advisors (“BGI Fund”), Barclays Global Investors, LTD (“BGI LTD”), Barclays Global Investors Japan Limited (“BGI Japan”), Barclays Global Investors Canada Limited (“BGI Canada”), Barclays Global Investors Australia Limited (“BGI Australia”) and Barclays Global Investors (Deutschland) AG (“BGI AG”) reported beneficial ownership of the shares reported in the table. Barclays reported sole voting power with respect to 743,772 shares and sole dispositive power with respect to 841,495 shares, BGI Fund reported sole voting power with respect to 662,963 shares and sole dispositive power with respect to 897,705 shares, BGI LTD reported sole voting power with respect to 5,559 shares and sole dispositive power with respect to 18,801 shares, BGI Japan reported sole voting and dispositive power with respect to 7,040 shares and BGI Canada, BGI Australia and BGI AG reported no beneficial ownership of shares. The address for BGI Fund is 400 Howard Street, San Francisco, CA 94105, the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England, the address for BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan, the address for BGI Canada is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1, the address for BGI Australia is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220, and the address for BGI AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(6)	Based upon information filed with the SEC on February 13, 2009 by The Vanguard Group, Inc. in a Schedule 13G/A for the year ended December 31, 2008.
(7)	Based upon information filed with the SEC on February 17, 2009 by Wellington Management Company, LLP in a Schedule 13G for the year ended December 31, 2008.

DIRECTORS AND OFFICERS

Name	Common Shares Beneficially Owned	Percent of Class	Class A Common Shares Beneficially Owned	Percent of Class
Charles J. Urstadt	3,363,286 (1)	40.0%	298,725 (2)	1.6%
Willing L. Biddle	1,881,992 (3)	22.4%	179,230 (4)	1.0%
Kevin J. Bannon	—	*	21,550	*
E. Virgil Conway	7,625	*	79,746 (5)	*
Robert R. Douglass	7,825	*	38,893	*
Peter Herrick		*	84,324	*
George H.C. Lawrence	27,188	*	44,212	*
Robert J. Mueller	—	*	37,100	*
Charles D. Urstadt	22,826	*	1,200	*
George J. Vojta	525	*	6,175	*
John T. Hayes	—	*	18,530	*
Thomas D. Myers	9,000	*	111,450	*
Directors & Executive Officers as a group (12 persons)	5,320,267	63.3%	921,135	5.0%

______________

*	Less than 1%
(1)	See note (1) under the preceding table titled “5% Beneficial Owners”.
(2)	See note (2) under the preceding table titled “5% Beneficial Owners”.
(3)	See note (3) under the preceding table titled “5% Beneficial Owners”.
(4)	See note (4) under the preceding table titled “5% Beneficial Owners”.
(5)

This figure includes 10,000 Class A Common Shares held of record by The Conway Foundation, of which Mr. Conway and his wife, Elaine Conway, are the sole directors. Mr. Conway disclaims beneficial ownership of any shares held by The Conway Foundation.

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion of the Company’s compensation programs for its Chief Executive Officer, Chief Financial Officer and each of the other two most highly compensated executive officers, constituting the only persons who served as executive officers during the fiscal year ended October 31, 2009 (collectively, the “named executive officers” or “NEOs”).

Overview of Compensation for Named Executive Officers

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has primary responsibility for oversight of the Company’s compensation programs. As more fully described under “Corporate Governance and Board Matters” above, the Committee’s responsibilities include reviewing the Company’s overall compensation strategy to assure that it promotes shareholder interests and supports the Company’s strategic objectives, reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the CEO’s performance in light of those goals and objectives and establishing compensation for the Chief Executive Officer. With respect to the other NEOs, the Compensation Committee considers recommendations by the CEO and makes recommendations to the full Board of Directors regarding their compensation.

Objectives of Urstadt Biddle Properties Executive Compensation Program

The Company’s executive compensation program is designed to accomplish the following key objectives:

1.	Attract individuals of top quality who possess the skills and expertise required to lead the Company;
2.	Align compensation with corporate strategy, business objectives and the long-term interests of shareholders;
3.	Create an incentive to increase shareholder value by providing a significant percentage of compensation in the form of equity awards;
4.	Offer the right balance of long-term and short-term compensation and incentives to retain talented employees.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of five key elements:

1.	Competitive base salaries
2.	Short-term rewards
3.	Long-term incentives
4.	Company provided benefits
5.	Termination benefits in the event of a Change in Control

Base Salaries

Each of the named executive officers receives a base salary which is evaluated annually. The base salaries of the Chief Executive Officer and the Chief Operating Officer are determined by the Compensation Committee. In determining the base salaries of the other NEOs, the Committee relies heavily on input and recommendations from the CEO, believing that, since the Chief Executive has daily interaction with the other NEOs, he is well situated to provide valuable insight regarding the respective contributions of all members of the executive management team. The Committee’s recommendations regarding base salaries for all NEOs are submitted to the Board of Directors for final approval.

Base salaries constitute an essential element of the Company’s overall compensation program and represent the minimum amount that a named executive officer will receive in a particular year. Since the Company places significant emphasis on long-term equity incentives tied to the long-term performance of the Company, as described below, base salaries for the NEOs may in some circumstances represent less than 25% of total compensation. Base salaries are intended to be competitive with base salaries of executive positions of comparable responsibility with similarly sized REITs which the Committee believes are representative of the companies against which Urstadt Biddle Properties competes for executive talent and to reflect the current economic climate. Following the end of the fiscal year and after considering a number of factors, including compensation survey data for other REITs provided by the National Association of Real Estate Investment Trusts, the Compensation Committee made its determinations and recommendations regarding 2010 annual base compensation for the NEOs. Base salaries for 2010 for Messrs. Urstadt, Hayes, Biddle and Myers were set at $300,000, $203,000, $313,000, and $207,500, respectively. Mr. Urstadt’s base salary is unchanged from 2009 and the increases for the other NEOs represent changes from the prior year equal to or less than 1.5%.

Short-term Rewards

The Company believes that short term rewards, in the form of annual cash bonuses, serve to link pay to performance and provide incentive to selected individuals to help the Company attain longer term goals. Annual bonuses are considered by the Compensation Committee following the close of each fiscal year and are paid during the next quarter. The Committee has not established limits on the amount of annual cash bonuses, but typically does not award cash bonuses in excess of 15% of an individual’s base compensation. The Committee believes that short-term rewards in the form of cash bonuses to NEOs generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the NEO’s responsibilities and valuing special contributions by each such individual. With respect to the Chief Executive Officer and Chief Operating Officer, greater emphasis is placed on the performance of the Company. In evaluating performance of the Company annually, the Committee considers a variety of factors including, among others, Funds From Operations (FFO), net income, growth in asset size, amount of space under lease and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated joint ventures. The Company considers FFO to be a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted it as a performance measure. As described in the discussion which follows concerning long-term incentive compensation, the Committee declines to use specific performance formulas, believing that with respect to Company performance, such formulas do not adequately account for many factors including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the NEOs.

The Committee’s determination regarding cash bonuses to be awarded to the CEO and COO and recommendations for cash bonuses to be paid to the other NEOs are submitted to the Board of Directors for approval. The Summary Compensation table below includes bonuses paid to the NEOs in fiscal 2009. Such payments were made in December 2008 and reflect the Committee’s assessment of the individual’s performance and the Company’s results for fiscal 2008 when, despite the completion of several acquisitions and certain financing initiatives, including the successful issuance and sale of 2,400,000 shares of Series E Senior Cumulative Preferred Stock for net proceeds of approximately $58 million and entry into a new three year, $50 million, unsecured revolving credit facility which the Compensation Committee believes will enable the Company to take advantage of buying opportunities in the economic downturn, FFO, net income and other important measures of short-term performance remained nearly unchanged or declined from the preceding year. As a result, and as reflected in the Summary Compensation Table, no bonuses were awarded to the Chief Executive Officer or the Chief Operating Officer in the fiscal year ended October 31, 2009.

At its meeting in December 2009, the Compensation Committee reviewed results for the year ended October 31, 2009. The Committee recognized the solid performance of the Company during the year relative to other retail REITs, but also noted that the short-term measures of performance discussed above continued mostly unchanged or declined from the preceding year. As a result, no bonus was awarded to the Chief Executive Officer. To acknowledge extraordinary contributions by Mr. Biddle and strong individual performances by the other named executive officers, the Committee awarded a bonus of $11,000 to the Chief Operating Officer and also recommended bonuses, subsequently approved by the Board of Directors, for Messrs. Hayes and Myers of $7,700 and $7,900, respectively. Such bonuses, paid in fiscal 2010, will be reflected in the Summary Compensation table included in next year’s proxy statement to shareholders.

Long-term Incentives

Of the five elements of the Company’s executive compensation program, the Company places the greatest emphasis on equity incentives tied to the long-term performance and profitability of the Company. This is accomplished through grants under the Company’s Restricted Stock Award Plan (the “Plan”), thus providing the Company’s key executives with a direct incentive to improve the Company’s performance and enhance shareholder value. The Restricted Stock Plan provides that the recipient does not become vested in restricted stock until after a specified time after it is issued. The Compensation Committee determines the vesting period which may range between five and ten years after the date of grant. The Committee recognizes that such time frames may be comparatively long when measured against similar types of incentive awards for executives of other companies, but believes that awards that vest after five or more years, and which become vested only at the end of their terms, and not ratably over their terms, better reflect the longer term outlook of a real estate oriented company and also better link the individual rewards to successful development and implementation of long-term growth strategies that will benefit all shareholders. Unless an exception is approved by the Committee, if the executive leaves the Company prior to the end of the vesting period, other than by retirement, death or disability, unvested stock is forfeited. The Company believes that the restricted stock awards serve as both a reward for performance and a retention device for key executives and help to align their interests with all shareholders.

The Committee determines the long-term incentive awards for the CEO and COO and, with input from such officers, makes recommendations to the Board of Directors regarding similar awards for the other NEOs. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing retail and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made to position the Company for longer term profitability. Thus, the Committee also strives to identify whether the CEO and COO are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate long-term incentive awards, the Committee considers, among other matters, whether senior management has envisioned and executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing “pipelines” have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

The Summary Compensation table set forth below includes the value of long-term incentive awards made to the named executive officers during the fiscal year ended October 31, 2009. With the exception of a grant made to Mr. Myers in March 2009 in connection with his election as Executive Vice President, those grants were approved in November and December 2008 (effective January 2009) following the close of the prior fiscal year and reflect deliberations of the Compensation Committee regarding the factors described above.

At its meeting in December 2009, the Compensation Committee considered results for the year ended October 31, 2009 and undertook its annual evaluation and recommendations for changes in base compensation, annual bonuses and incentive awards. The Committee awarded restricted stock to Mr. Urstadt in the amount of 75,000 Common shares and 5,000 Class A Common shares, to Mr. Biddle in the amount of 100,000 Common shares and 5,000 Class A Common shares and made recommendations to the Board of Directors concerning grants to the other named executive officers, all of which grants were effective as of January 4, 2010. Mr. Biddle’s award vests after nine years. The awards to Mr. Urstadt and other NEO’s vest after five years. All awards are subject to continued employment. In making the awards, the Committee considered the factors cited above and noted specific accomplishments, including: the successful leasing or renewal of leases covering over 600,000 square feet or 15.4% of the Company’s gross leasable area at competitive rates; strict adherence to a business plan that has emphasized very low leverage by industry standards and ample liquidity and credit lines for future growth; and sound risk management by the elimination of all variable rate long-term debt obligations. Despite perhaps the most challenging real estate climate in over 70 years, the Committee recognized that the Company consistently has been among the leaders of all retail REITs in comparisons of total performance over the last 1, 3 and 5 year periods.

Employee Benefit Plans

The Company maintains a variety of medical, dental, life and disability insurance programs and a Profit Sharing and Savings Plan (“401(k) Plan”) for all of its eligible full-time employees. The 401(k) Plan is administered by the Compensation Committee and provides employees with an opportunity to accumulate savings in a tax deferred plan through deferral of a portion of their compensation and through matching Company contributions. For the fiscal year ended October 31, 2009, the Compensation Committee approved matching profit-sharing contributions for each participant’s account equal to the amount of the participant’s elective deferrals that do not exceed five percent (5%) of compensation (as defined) under the 401(k) Plan. In order to comply with certain limitations under the Internal Revenue Code of 1986, as amended (the “Code Limitations”), amounts equal to the excess of the 5% matching contribution that would have been allocated to the accounts for Messrs. Urstadt and Biddle under the 401(k) Plan for the fiscal year ended October 31, 2009 absent the Code Limitations, were credited to an Excess Benefit Account for such individuals under the Company’s Excess Benefit and Deferred Compensation Plan. Amounts credited to the respective accounts of each NEO in the 401(k) Plan and the Excess Benefit and Deferred Compensation Plan appear in the Summary Compensation Table in the column titled “All Other Compensation.”

Termination Benefits in the event of a Change in Control

The Company does not have employment agreements with any of the named executive officers, but it has entered into change in control agreements with each of the NEOs pursuant to which each of the NEOs would be entitled to certain termination benefits in the event that his employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a change in control. Each of the Change in Control Agreements has an indefinite term. Such agreements serve to provide the named executive officers with an element of financial security and predictability should their employment be terminated in the circumstances described above. Specific information concerning the terms of the Change in Control agreements and a description of benefits payable to the NEOs in the event of a termination following a change in control can be found in the discussion and table below under the caption Potential Payments on Termination and Change in Control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

E. Virgil Conway, Chairman

Robert R. Douglass

George H.C. Lawrence

SUMMARY COMPENSATION TABLE

The table below summarizes all of the compensation paid or awarded to the named executive officers in the fiscal year ended October 31, 2009.

Name and Principal Position	Year	Salary		Bonus	Total	Restricted Stock (1)	All Other Compensation (2)	Total

Charles J. Urstadt	2009	$300,000	(3)	$ -	$300,000	$1,144,750	$12,500	$1,457,250
Chairman and Chief	2008	$299,167		$30,000	$329,167	$1,183,750	$ -	$1,512,917
Executive Officer	2007	$295,000		$ -	$295,000	$ 885,200	$14,750	$1,194,950

John T. Hayes (4)	2009	$195,833	(3)	$10,000	$205,833	$ 93,000	$ 9,792	$ 308,625
Senior Vice President	2008	$173,333		$10,000	$183,333	$ 91,200	$ 9,166	$ 283,699
and Chief Financial Officer	2007	$ -		$ -	$ -	$ -	$ -	$ -

Willing L. Biddle	2009	$308,333	(3)	$ -	$308,333	$1,429,350	$15,417	$1,753,100
President and Chief	2008	$297,500		$35,000	$332,500	$1,479,150	$14,922	$1,826,572
Operating Officer	2007	$284,167		$ -	$284,167	$1,148,450	$14,208	$1,446,825

Thomas D. Myers (5)	2009	$202,500	(3)	$11,000	$213,500	$ 165,390	$10,125	$ 389,015
Executive Vice President,	2008	$188,500		$20,000	$208,500	$ 182,400	$10,424	$ 401,324
Secretary and Chief Legal Officer	2007	$180,333		$13,500	$193,833	$ 238,625	$ 9,692	$ 442,150

______________

(1)

Amounts shown represent the dollar value on the date of grant computed in accordance with ASC Topic 718 disregarding any estimates based on forfeitures relating to service-based vesting conditions. For information regarding significant factors and assumptions used in the calculations pursuant to ASC Topic 718, see note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009.

(2)

Consists of a matching contribution by the Company to the Company’s Profit Sharing and Savings Plan (the “401(k) Plan”) allocated to an account of the named executive officer equal to the amount of the NEO’s elective deferrals that do not exceed 5% of such NEO’s compensation (as defined) under the Plan and related excess benefit compensation.

(3)

Changes to salaries are made annually and are effective January 1 for the ensuing calendar year. The Board of Directors has approved 2010 base salaries for Messrs. Urstadt, Hayes, Biddle and Myers in amounts of $300,000, $203,000, $313,000 and $207,500, respectively.

(4)

Mr. Hayes’ compensation for 2007 has been omitted since Mr. Hayes first became an exectuive officer on July 1, 2008 upon his appointment as Senior Vice President and Chief Financial Officer. Prior to such date, he served the Company as Vice President and Controller.

(5)

Mr. Myers has served the Company as Executive Vice President, Secretary and Chief Legal Officer since March 2009. He served as Senior Vice President, Secretary and Chief Legal Officer from September 2008 to March 2009. Prior to such date, he served as Senior Vice President, Co-Counsel and Secretary.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning restricted stock granted to the named executive officers in the fiscal year ended October 31, 2009. Grants in fiscal 2009 were based on performance in the preceding year.

			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock Awards
Name	Grant Date	Approval Date (1)	Common Stock	Class A Common Stock	Common Stock $	Class A Common Stock $
Charles J.Urstadt	1/2/2009	11/12/2008	75,000 (2)	5,000 (2)	$1,067,250 (3)	$ 77,500 (4)
John T. Hayes	1/2/2009	12/10/2008	—	6,000 (2)	—	$ 93,000 (4)
Willing L. Biddle	1/2/2009	11/12/2008	95,000 (5)	5,000 (5)	$1,351,850 (3)	$ 77,500 (4)
Thomas D. Myers	1/2/2009	12/10/2008	—	10,000 (2)	—	$155,000 (4)
	3/5/2009	03/05/2009	—	1,000 (2)	—	$ 10,390 (6)

(1)

As discussed in the “Compensation Discussion and Analysis”, the Compensation Committee determines the awards for the CEO and COO. For other executive officers, the Compensation Committee makes recommendations to the Board of Directors for final action.

(2)	Stock subject to this award is scheduled to vest five years after the date of grant.
(3)	Calculated in accordance with ASC Topic 718, the grant date per share price was $14.23.
(4)	Calculated in accordance with ASC Topic 718, the grant date per share price was $15.50.
(5)	Stock subject to this award is scheduled to vest ten years after the date of grant.
(6)	Calculated in accordance with ASC Topic 718, the grant date per share price was $10.39.

A summary of the Restricted Stock Award Plan can be found on pages 12-13 in Proposal 4 describing a proposed amendment to the Restricted Stock Award Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information concerning the outstanding equity awards held by each of the named executive officers as of October 31, 2009.

		Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested $ (1)	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested $ (2)

Name	Grant Date	Common Stock		Common Stock	Class A Common Stock		Class A Common Stock

Charles J. Urstadt	1/4/2000	15,000	(3)	$ 208,050	15,000	(3)	$221,550
	1/2/2004	81,250	(4)	$1,126,938	6,250	(4)	$ 92,313
	1/3/2005	75,000	(4)	$1,040,250	6,250	(4)	$ 92,313
	1/3/2006	65,000	(5)	$ 901,550	5,000	(5)	$ 73,850
	1/2/2007	45,000	(5)	$ 624,150	5,000	(5)	$ 73,850
	1/2/2008	75,000	(5)	$1,040,250	5,000	(5)	$ 73,850
	1/2/2009	75,000	(5)	$1,040,250	5,000	(5)	$ 73,850

John T. Hayes	1/2/2008	-		$ -	6,000	(5)	$ 88,620
	1/2/2009	-		$ -	6,000	(5)	$ 88,620

Willing L. Biddle	1/4/2000	20,000	(3)	$ 277,400	20,000	(3)	$295,400
	1/2/2003	93,750	(4)	$1,300,313	6,250	(4)	$ 92,313
	1/2/2004	93,750	(4)	$1,300,313	6,250	(4)	$ 92,313
	1/3/2005	100,000	(4)	$1,387,000	5,000	(4)	$ 73,850
	1/3/2006	100,000	(4)	$1,387,000	5,000	(4)	$ 73,850
	1/2/2007	60,000	(4)	$ 832,200	5,000	(4)	$ 73,850
	1/2/2008	95,000	(4)	$1,317,650	5,000	(4)	$ 73,850
	1/2/2009	95,000	(4)	$1,317,650	5,000	(4)	$ 73,850

Thomas D. Myers	1/4/2000	2,000	(3)	$ 27,740	2,000	(3)	$ 29,540
	1/2/2003	-		$ -	7,200	(6)	$106,344
	1/2/2004	-		$ -	7,500	(4)	$110,775
	1/3/2005	-		$ -	12,500	(4)	$184,625
	1/3/2006	-		$ -	15,000	(4)	$221,550
	1/2/2007	-		$ -	12,500	(5)	$184,625
	1/2/2008	-		$ -	12,000	(5)	$177,240
	1/2/2009	-		$ -	10,000	(5)	$147,700
	3/5/2009	-		$ -	1,000	(5)	$ 14,770

Individual Grant Information:

(1)	Market value based on closing price of Common Stock on October 31, 2009 of $13.87 per share.
(2)	Market value based on closing price of Class A Common Stock on October 31, 2009 of $14.77 per share.
(3)	Restricted Stock that vested on January 4, 2010
(4)	Stock scheduled to vest ten years after the grant date
(5)	Stock scheduled to vest five years after the grant date
(6)	Stock scheduled to vest nine years after the grant date

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information for each of the named executive officers concerning restricted stock awards that vested in the fiscal year ended October 31, 2009. The value realized is based on the closing price of $14.23 per Common share and $15.50 per Class A Common share on the vesting date.

	Stock Awards Common Stock (1)		Stock Awards Class A Common Stock (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Charles J. Urstadt	15,000	$213,450	15,000	$232,500
John T. Hayes	—	—	—	—
Willing L. Biddle	20,000	$ 284,600	20,000	$310,000
Thomas D. Myers	2,000	$ 28,460	2,000	$ 31,000

______________

(1)	All stock awards shown were granted on January 4, 1999 and vested on January 4, 2009.

OTHER EQUITY COMPENSATION PLAN INFORMATION

In addition to the Restricted Stock Award Plan described above, the Company previously maintained a Stock Option Plan pursuant to which certain shares of the Company’s authorized but unissued Common Stock and Class A Common Stock were reserved for issuance upon the exercise of options that had been granted under the Plan. Both the Restricted Stock Award Plan and the Stock Option Plan have been approved by the Company’s shareholders. The persons eligible to participate in the Stock Option Plan were key employees of the Company, selected from time to time by the Compensation Committee in its discretion, and Directors. The Stock Option Plan was administered by the Compensation Committee.

No grants of stock options have been made under the Stock Option Plan since 2000. At its quarterly meeting on December 13, 2006, the Board of Directors approved the termination of the Plan, subject to the rights of holders of options that had been issued, but which remained outstanding. There no longer are any options outstanding under the Stock Option Plan.

NON-QUALIFIED DEFERRED COMPENSATION

Effective since November 1996, the Company has maintained the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (as amended, the “Original Plan”). In response to changes required by the American Jobs Creation Act of 2004, in December 2004 the Directors voted to freeze the Original Plan and adopted a new Excess Benefit and Deferred Compensation Plan, effective January 1, 2005 (the “Revised Plan”, and collectively, the “Deferred Compensation Plan”). The Deferred Compensation Plan is intended to provide eligible employees with benefits in excess of the amounts that may be provided under the Company’s 401(k) Plan and to provide such employees with the opportunity to defer receipt of a portion of their compensation. Participation is limited to those employees who earn above a certain limit, currently $200,000. The Deferred Compensation Plan provides that a participant is credited with an amount equal to the contributions that would have been credited to the participant if the applicable compensation limitation under the 401(k) Plan did not apply.

Amounts credited under the Deferred Compensation Plan vest under the same rules as under the 401(k) Plan. In addition, each Participant may elect to defer the receipt of a portion of his or her compensation until a later date. Amounts credited under the Deferred Compensation Plan are increased with interest at a rate set from time to time by the Compensation Committee. For the fiscal year ended October 31, 2009, the Company paid interest on deferred compensation accounts at a rate based upon the rate of interest applicable to United States Five Year Treasury Notes. Following a participant’s retirement or severance of employment with the Company, amounts in the Deferred Compensation Plan attributable to such participant are paid either in a lump sum or over a period of up to ten years, based upon a previously made election by the participant. In the event of a change in control (as defined in each Plan), the Compensation Committee may in its discretion accelerate the vesting of benefits under either Plan.

Each of the Original Plan and the Revised Plan provide for a trust to hold funds allocated under the respective Plan. Members of the Compensation Committee act as trustees of each trust. Eligible participants in the Deferred Compensation Plan may elect to have all or a portion of their deferred compensation accounts in the applicable Plan invested in the Company’s Class A Common Stock, Common Stock or such other securities as may be purchased by the trustees in their discretion.

The table below provides information on the non-qualified deferred compensation of each of the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balances
	in Last FY	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($)	($)	($)	($)	($)
Charles J .Urstadt	$ 0	$ 0	$12,687	$0	$257,814

John T. Hayes	$ 0	$ 0	$ 0	$0	$ 0

Willing L. Biddle	$ 0	$3,673	$ 4,174	$0	$ 81,212

Thomas D, Myers	$8,542	$ 0	$ 68	$0	$ 8,610

POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL

Termination Absent a Change in Control

The Company does not have employment agreements with any of the named executive officers. Employment is “at will” and generally upon termination of employment, except in the event of death or disability, the employee is not entitled to any severance, cash compensation, medical or other benefits, whether termination is with or without cause. In the event of termination of employment due to death or disability, any unvested restricted stock would become fully vested. For Messrs. Urstadt, Hayes, Biddle and Myers the value of their unvested restricted stock as of October 31, 2009 was $6,683,014, $177,240 $9,968,802 and $1,204,909, respectively (see table at page 23). In addition, with respect to Mr. Urstadt only, since he has attained the age of 65, some of his unvested restricted stock would continue to vest following his voluntary retirement, as if retirement had not occurred. Such grants are contingent upon his agreement, for the balance of the applicable vesting period, not to accept employment or provide services to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in the Company’s Metropolitan Statistical Area. The value of unvested restricted stock that Mr. Urstadt would be eligible to receive, had retirement occurred as of October 31, 2009, is $4,454,814.

Termination following a Change in Control

The Company has entered into Change in Control Agreements (“Agreements”) with each of the NEOs. Under their respective Agreements, each of the NEOs would be entitled to certain termination benefits in the event that his employment is terminated for Good Reason or by the Company for any reason other than for Cause, within eighteen months following a Change in Control. Each of the Change in Control Agreements has an indefinite term. Generally, termination for Good Reason includes, but is not limited to, voluntary termination of employment by the named executive officer within 180 days following the occurrence of any of the following: (i) a change in the NEO’s authority, duties or responsibilities which represent a material diminution in his authority, duties or responsibilities prior to the Change in Control; (ii) a material reduction in the NEO’s base salary below the level that existed preceding the Change in Control; (iii) a relocation of the NEO outside a 50 mile radius of the NEO’s work site at the date such agreement was signed; (iv) the sale or other disposition by the Company of more than 50% of the assets of the Company over which the NEO has authority to any “person” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended; or (v) other material breach by the Company of the terms of the Change in Control Agreement. Termination for Cause means termination of employment by the Company because of dishonesty, conviction of a felony, gross neglect of duties or conflict of interest which, in the case of gross neglect or conflict of interest, continues for thirty days after written notice by the Company to the employee requesting cessation of such gross neglect or conflict.

Termination Benefits

In the event a named executive officer becomes eligible for termination benefits as provided above, such benefits would include the following: (i) a cash payment, to be made within forty-five days after such termination, equal to 12 months of the NEO’s base salary (exclusive of any bonus or other benefit) in effect at the date of the Change in Control; and (ii) the Company would be obligated to maintain, for a period of twelve months after termination (the “Benefits Period”), all life insurance, disability, medical and other benefit programs to which the NEO and his family were entitled at the date of the Change in Control or, in the event the continued participation of the NEO and his family in such programs is not possible, to arrange for similar benefits. The termination benefits also would include a lump sum cash payment to the NEO within forty-five days of such termination in lieu of Company contributions on behalf of the NEO to which the NEO otherwise would be entitled during the Benefits Period under the Company’s Profit Sharing and Savings Plan. In the event of a named executive officer’s termination of employment following a Change in Control, the Compensation Committee has the authority to accelerate the time at which restrictions will lapse or to remove any restrictions applicable to awards of restricted stock under the Company’s Restricted Stock Award Plan.

The table below sets forth the compensation payable to each of the named executive officers in the event of termination following a Change in Control. The amounts are estimates only and assume that a Change in Control occurred on October 31, 2009. Actual amounts to which the NEO would be entitled would depend upon his actual compensation, value of benefits and restricted stock outstanding as of the date of the Change in Control.

Termination of Employment in Connection with Change in Control

Name	Cash Compensation	Continuation of Medical and Insurance Benefits (1)	Other Benefits (2)	Acceleration of Equity Awards (3)	Total Termination Benefits

Charles J. Urstadt	$300,000	$18,802	$15,000	$6,683,014	$7,016,816

John T. Hayes	$200,000	$12,443	$10,000	$177,240	$399,683

Willing L. Biddle	$310,000	$15,102	$15,500	$9,968,802	$10,309,404

Thomas D. Myers	$205,000	$15,116	$10,250	$1,204,909	$1,435,275

_________________

(1) Represents an estimate of the cost to provide for one year continued life insurance, disability, medical and other benefit programs in which the named officer is participating or to which he is entitled.

(2) Represents a cash payment to the named executive officer in lieu of Company contributions on behalf of the NEO under the Company's Profit Sharing and Savings Plan.

(3) Under the Company's Restricted Stock Award Plan the Compensation Committee administers the Plan and has the authority to accelerate the time at which the restrictions will lapse or to remove any such restrictions upon the occurrence of a Change in Control. Amounts in the table assume that any restrictions upon vesting have been removed.

DIRECTOR COMPENSATION

For the year ended October 31, 2009, other than Messrs. C.J. Urstadt and Biddle, each Director received an annual retainer of $22,000, compensation of $1,700 for each Board of Directors meeting and each committee meeting attended in person and compensation of $850 for each Board of Directors meeting and each committee meeting attended telephonically. The Chairmen of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $3,300. The Compensation Committee also awarded each non-employee Director 900 restricted shares of common stock which, at the election of each Director, could be any combination of Class A Common Stock and Common Stock. At its meeting in December 2009, the Compensation Committee voted to increase the foregoing fees for the ensuing fiscal year as follows: annual retainer, $23,000; additional retainer for committee Chairs, $3,500; meeting attendance fees, $1,800 in person and $900 via teleconference. Messrs. C.J. Urstadt and Biddle, who are officers and full-time employees of the Company, do not receive separate compensation for service as Directors or committee members.

The compensation table below summarizes the compensation paid to members of the Board of Directors during the fiscal year ended October 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Kevin J. Bannon	$30,500	$13,950	—	$44,450
E. Virgil Conway	$36,350 (2)	$13,950	—	$50,300
Robert R. Douglass	$36,350 (3)	$13,950	—	$50,300
Peter Herrick	$40,350 (4)	$13,950	—	$54,300
George H.C. Lawrence	$32,200	$13,950	—	$46,150
Robert J. Mueller	$43,150 (5)	$13,950	—	$57,100
Charles D. Urstadt	$30,500	$12,807	—	$43,307
George J. Vojta	$35,600	$13,950	—	$49,550

______________

(1)

As described under Director Compensation above, the Compensation Committee awarded each non-employee Director 900 restricted shares of common stock which, at the election of each Director, could be any combination of Class A Common Stock and Common Stock. Except for Charles D. Urstadt, who elected to receive such award in restricted Common Stock, all of the Directors elected to receive such award in restricted Class A Common Stock. The value of each award was computed in accordance with ASC Topic 718 and is based upon the closing price of the applicable stock on the grant date ($14.23 per share for Common Stock and $15.50 per share for Class A Common Stock).

(2)	Includes additional retainer of $3,300 that Mr. Conway received as Chair of the Compensation Committee.
(3)	Includes additional retainer of $3,300 that Mr. Douglass received as Chair of the Nominating and Corporate Governance Committee.
(4)	Includes $500 for property tour and analysis of proposed shopping center acquisition.
(5)	Includes additional retainer of $3,300 that Mr. Mueller received as Chair of the Audit Committee.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors consists of the four non-employee directors listed below. Each of the members of the Audit Committee is independent, as such term is defined by the listing standards of the New York Stock Exchange (as amended from time to time). The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be viewed on the Company’s website at http://www.ubproperties.com under “Investor Relations” and “Governance Documents”. The duties of the Audit Committee are summarized in this proxy statement on page 5 and are more specifically set forth in the charter. During the last fiscal year, the Audit Committee reviewed the adequacy of the Audit Committee Charter and, after appropriate consideration and discussion, determined that the Committee Charter is adequate under applicable SEC and NYSE rules and that the Committee had fulfilled its responsibilities as described in the Committee Charter.

During the last year, the Audit Committee met regularly with, and received periodic updates from, management, PKF, the Company’s independent registered public accounting firm, and Berdon, LLP, which provided internal audit services to the Company, to ensure management’s maintenance of an effective system of internal controls over financial reporting. The Audit Committee reviewed PKF’s “Report of Independent Registered Public Accounting Firm” included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements, and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009. This review included a discussion with the independent registered public accounting firm of the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm according to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. The Audit Committee considered whether (and determined that) the provision by PKF of the services described below under “Fees Billed by Independent Registered Public Accounting Firm” is compatible with PKF’s independence from both management and the Company.

In reliance upon the review and discussions referred to above and the report of PKF, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2009, for filing with the SEC.

Among its responsibilities, the Audit Committee has sole authority to retain, set the terms of engagement of, evaluate and, when appropriate, replace the independent registered public accounting firm and persons responsible for the Company’s internal audit function. As described in Proposal 2 in this proxy statement, the Audit Committee has appointed PKF to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. During the fiscal year ended October 31, 2009, the Audit Committee also engaged Berdon LLP, certified public accountants and advisors, to provide internal audit services for the Company. The Committee has not yet engaged anyone to provide internal audit services in 2010.

Audit Committee:

Robert J. Mueller, Chairman

Kevin J. Bannon

Peter Herrick

George J. Vojta

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The SEC requires disclosure of the fees billed by the Company’s independent registered public accounting firm for certain services. For the fiscal year ended October 31, 2009 PKF served as the Company’s independent registered public accounting firm. The following table sets forth the aggregate fees billed by PKF during the fiscal years ended October 31, 2009 and 2008 respectively.

	FY Ended 10/31/09	FY Ended 10/31/08
Fees Billed:
Audit Fees	$327,000	$319,000
Audit-Related Fees	$ 4,800	$ 7,500
Tax Fees	$ 23,490	$ 13,090
All Other Fees	$ 0	$ 0
Total	$355,290	$339,590

Audit Fees include amounts billed to the Company related to the audit of the consolidated financial statements of the Company and for quarterly reviews for that year. For the fiscal year ended October 31, 2009, this amount included $251,000 for the audit and quarterly reviews of the Company’s financial statements and $76,000 for the audit of the effectiveness of the Company’s internal control over financial reporting.

Audit-Related Fees include amounts billed to the Company for services rendered in connection with required audits of registration statements during the year.

Tax Fees include amounts billed to the Company primarily for tax planning and consulting, tax compliance and a review of federal and state income tax returns for the Company and its consolidated joint ventures.

All Other Fees — there were no fees billed or incurred related to other fees or financial information systems design and implementation.

Audit Committee Pre-Approval Policy

During the fiscal year ended October 31, 2009, the Audit Committee approved, prior to engagement, all audit and non-audit services provided by the Company’s independent registered public accounting firm and all fees to be paid for such services. The Audit Committee has pre-approved all audit services to be provided by the Company’s independent registered public accounting firm related to reviews of the Company’s quarterly financial reports on Form 10-Q for the year ending October 31, 2010. All other services are considered and approved on an individual basis.

Fees Paid in Connection with Internal Audit Services

In addition to the fees enumerated above which were paid to the Company’s independent registered public accounting firm during the year ended October 31, 2009, the Company incurred fees of approximately $156,000 to Berdon, LLP for internal audit services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Annually, the Company’s Secretary obtains written statements from each of the Directors and all officers of the Company to determine if any Directors, officers or their immediate family members have a direct or indirect material interest in relationships and transactions in which the Company and any such persons are participants. All responses from the Directors are forwarded to the Governance Committee for review. Responses from officers of the Company are reviewed by the Secretary and forwarded to the Governance Committee if related party transactions are disclosed or suspected. Related party transactions means transactions involving at least $120,000 in which the Company is a participant and in which a related party has a direct or indirect material interest. While the Company does not have specific written standards for approving related party transactions, such transactions are only approved by the Governance Committee if the Committee believes the transaction is in the best interests of the Company and its shareholders. As of the date two weeks prior to the date of this proxy statement (the most recent practicable date), the Company was not aware of any related party transactions, except as follows: Willing L. Biddle, the Company’s

President, is the son-in-law of Charles J. Urstadt, the Company’s Chief Executive Officer. Charles D. Urstadt, a director of the Company, is the son of Charles J. Urstadt and the brother-in-law of Willing L. Biddle.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from November 1, 2008 through October 31, 2009, its Directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that Kevin J. Bannon inadvertently did not file a Form 5 for fiscal 2008 relating to the distribution of 500 shares of Class A Common Stock to a beneficiary of a trust of which Mr. Bannon is a co-trustee, but later reported the distribution in a Form 5 filing.

SOLICITATION OF PROXIES AND VOTING PROCEDURES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and employees of the Company and its affiliates may solicit proxies by personal interview, facsimile transmission or telephone and will not receive additional compensation for such services. Arrangements will be made with banks, brokerage firms and other custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Class A Common Shares and Common Shares and the Company will reimburse such parties for reasonable expenses incurred in connection therewith.

The presence, either in person or by properly executed proxy, of a majority of the Company’s outstanding Class A Common Shares and Common Shares is necessary to constitute a quorum at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote and each Class A Common Share outstanding on the Record Date entitles the holder thereof to 1/20 of one vote. An automated system administered by the Company’s transfer agent tabulates the votes.

The election of the Directors, the ratification of the appointment of the Company’s independent registered public accounting firm, the amendment of the Company’s Dividend Reinvestment and Share Purchase Plan and the amendment of the Company’s Restricted Stock Award Plan each requires the affirmative vote of a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting. Abstentions will thus be the equivalent of negative votes and broker non-votes will have no effect with respect to such proposals, as any Class A Common Shares or Common Shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

Each of the Proposals presented to the stockholders at the Annual Meeting is being presented as a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected without charge at the principal office of the SEC, 100 F Street, N. E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the SEC’s Public Reference Section at such address. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2009 (which is not part of the Company’s proxy soliciting materials) has been mailed to the Company’s stockholders with or prior to this proxy statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to stockholders upon request to:

Thomas D. Myers, Secretary

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Charters for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website at http://www.ubproperties.com.

CONTACTING THE BOARD OF DIRECTORS

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the non-management Directors of the Company by addressing such communications to the Non-Management Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

OTHER MATTERS

The Directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the Meeting in accordance with the Articles of Incorporation, the persons named as proxies will vote on them in accordance with their best judgment to the extent permitted by applicable laws and regulations.

The Company encourages, but does not require, that members of its Board of Directors attend the Annual Meeting of Stockholders. All of the Company’s Directors attended the Annual Meeting of Stockholders held March 5, 2009.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2011 Annual Meeting of Stockholders by utilizing Rule 14a-8 under the Exchange Act must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Company’s proxy statement for such Annual Meeting and such proposals must be received by the Company by October 5, 2010.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2011 Annual Meeting of Stockholders without complying with Rule 14a-8 or who intends to make a nomination for election to the Company’s Board of Directors at the 2011 Annual Meeting of Stockholders must comply with certain advance notification requirements set forth in the Company’s bylaws. The Company’s bylaws provide, in part, that any proposal for stockholder action, or nomination to the Board of Directors, proposed other than by the Board of Directors, must be received by the Company in writing, together with specified accompanying information, at least 75 days prior to an annual meeting in order for such action to be considered at the meeting. The year 2011 Annual Meeting of Stockholders is currently anticipated to be held on March 8, 2011. Any notice of intent to consider other matters and/or nominees, and related information, therefore must be received by the Company by December 23, 2010. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

You are urged to complete, date, sign and return your proxy card promptly to make certain your Shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. If you desire to vote your Shares in person at the meeting, your proxy may be revoked. For your convenience in returning the proxy card, a pre-addressed and postage paid envelope has been enclosed.

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD TODAY.

You can now access your Urstadt Biddle Properties Inc. account online.

Access your Urstadt Biddle Properties Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Urstadt Biddle Properties Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

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Monday-Friday Eastern Time

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TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

URSTADT BIDDLE PROPERTIES INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on March 9, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF URSTADT BIDDLE PROPERTIES INC.

The undersigned hereby constitutes and appoints Willing L. Biddle and Thomas D. Myers, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and vote all Class A Common Stock or Common Stock, par value $.01 per share, as applicable, of Urstadt Biddle Properties Inc. (the "Company") held of record as of the close of business on January 25, 2010, at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 2:00 p.m. on Tuesday, March 9, 2010 at Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, New York 10573, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted (i) FOR the election of three Directors of the Company to serve for three years, as set forth in Proposal 1; (ii) FOR the ratification of the appointment of PKF as the independent registered public accounting firm of the Company for the ensuing fiscal year, as set forth in Proposal 2; (iii) FOR the amendment of the Company's Dividend Reinvestment and Share Purchase Plan, as set forth in Proposal 3; and (iv) FOR the amendment of the Company's Restricted Stock Award Plan, as set forth in Proposal 4. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#
67106